Exhibit 99.1

Actuant Reports Fourth Quarter Results; Increases Fiscal 2011 Guidance

MILWAUKEE--(BUSINESS WIRE)--September 29, 2010--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter ended August 31, 2010.

Highlights

  82% year-over-year increase in diluted earnings per share from continuing operations (“EPS”) to $0.31 (excluding special items - see attached reconciliation of earnings.)
  Core revenue growth (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) of 18%. Significant year-over-year core sales growth in Industrial and Engineered Solutions segments of 33% and 37%, respectively.
  Operating profit margin expansion of 360 basis points, excluding restructuring costs.
  Robust cash flow from operating activities totaling $52 million.
  Completed the Selantic acquisition, strengthening the Cortland engineered cable and rope business.
  Announced intention to divest the European Electrical business to focus on platforms that are central to strategic growth initiatives.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “Actuant had a strong fourth quarter and finished the year on a positive note. In particular, we were pleased to see double-digit core sales growth for the second straight quarter and excellent cash flow. Our fourth quarter core revenue growth of 18% exceeded the high-end of our expectations with strong growth in both Industrial and Engineered Solutions. The increased volumes, along with continued margin improvement, drove the robust EPS growth. Free cash flow also exceeded our forecast due to higher earnings and strong working capital management. I am tremendously proud of what the Actuant team has achieved this year, especially our second half results, and am equally enthusiastic about our prospects for 2011.”

Consolidated Results

In September, the Company announced its intention to divest its European Electrical business. The results of operations for this business, as well as the previously announced non-cash asset impairment charge, are reported in discontinued operations in the accompanying Condensed Consolidated Statement of Operations. Operating results for the fourth quarter and all prior periods have been reclassified for comparability.

Consolidated sales for the fourth quarter were $310 million, 19% higher than the comparable prior year quarter. Core sales increased 18% with acquisitions contributing an additional 4%, offset by the stronger U.S. dollar (-3%). The fiscal 2010 fourth quarter net loss was $16.8 million, or ($0.22) per share compared to net earnings and EPS of $16.5 million and $0.24, respectively, in the comparable prior year quarter. The current year quarter included a $37.7 million ($0.51 per diluted share) loss from discontinued operations, primarily the result of the $36.1 million non-cash asset impairment charge related to the planned divestiture of the European Electrical business. Prior year fourth quarter net earnings included a $12.6 million ($0.18 per diluted share) net gain from discontinued operations, primarily reflecting the divestiture of Acme Aerospace. Earnings and EPS from continuing operations in the fiscal 2010 fourth quarter were $20.9 million and $0.29, respectively, compared to $3.9 million and $0.06 in the comparable prior year quarter. Results for the fourth quarter of fiscal 2010 included pre-tax restructuring costs (including those reported in cost of products sold) of $2.4 million, or $0.02 per diluted share. Fiscal 2009 fourth quarter continuing operations results included pre-tax restructuring costs of $9.1 million, ($0.09 per diluted share) as well as a $2.1 million ($0.02 per diluted share) pre-tax debt extinguishment charge. Excluding these items, EPS from continuing operations was $0.31 in the fourth quarter of fiscal 2010, 82% higher than the $0.17 in the prior year. (See attached reconciliation of earnings.)

Sales for the year ended August 31, 2010 were $1,161 million, 4% higher than the $1,118 million in the comparable prior year period. Excluding the impact of acquisitions (+1%) and the weaker US dollar (+1%), full year core sales increased 2%. Net earnings for the year ended August 31, 2010 were $24.0 million or $0.35 per diluted share, compared to $13.7 million, or $0.24 per diluted share in the comparable prior year period. Earnings and EPS from continuing operations for the year ended August 31, 2010 were $70.4 million, or $0.97 per diluted share, compared to $26.0 million, or $0.43 per diluted share for the comparable prior year period. Full year fiscal 2010 results include pre-tax restructuring costs of $16.7 million, or $0.16 per diluted share, as well as income tax adjustments of $0.6 million or $0.01 per diluted share. Results from continuing operations for the year ended August 31, 2009 included $31.3 million ($0.29 per diluted share) of pre-tax asset impairment charges, $20.8 million ($0.20 per diluted share) of pre-tax restructuring costs and a $1.7 million ($0.02 per diluted share) pre-tax debt extinguishment charge. Excluding these items, current year diluted EPS from continuing operations was $1.08, a 15% improvement from $0.94 in the comparable prior year period. (See attached reconciliation of earnings.)

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2010	2009	2010	2009
Sales	$85.7	$61.8	$300.0	$286.9
Operating Profit	$21.4	$11.3	$66.3	$67.5
Adjusted Operating Profit(1)	$21.8	$13.7	$72.2	$71.4
Adjusted Operating Profit %(1)	25.4%	22.2%	24.1%	24.9%

(1) Excludes restructuring costs of $0.4 million and $5.8 million for the three and twelve months ended August 31, 2010 and $2.4 million and $3.9 million for the three and twelve months ended August 31, 2009, respectively.

Fourth quarter fiscal 2010 Industrial segment sales were $86 million, 39% higher than the prior year. Excluding foreign currency rate changes (-3%), and the benefit of the Integrated Solutions (IS) acquisitions (+9%), Industrial segment core sales increased 33% due to robust demand across most markets. This 33% year-over-year core sales growth represents sequential improvement from the 20% increase in the third quarter of fiscal 2010. Operating profit margins (excluding restructuring costs) improved 320 basis points from the prior year despite unfavorable mix related to the recent IS acquisitions, due to the higher volumes as well as the benefit of restructuring actions.

Energy Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2010	2009	2010	2009
Sales	$61.2	$63.7	$235.7	$259.5
Operating Profit	$8.2	$11.1	$30.7	$44.1
Adjusted Operating Profit(2)	$8.3	$11.8	$32.7	$45.1
Adjusted Operating Profit %(2)	13.5%	18.5%	13.9%	17.4%

(2) Excludes restructuring costs of $0.1 million and $2.0 million for the three and twelve months ended August 31, 2010 and $0.7 million and $1.0 million for the three and twelve months ended August 31, 2009, respectively.

Fiscal 2010 fourth quarter year-over-year Energy segment sales decreased 4% to $61 million. Excluding the 4% unfavorable FX impact and 7% contribution from acquisitions, core sales declined 7% due primarily to continued weakness in mature market refinery maintenance activity, seismic exploration and large capital project based revenue. However, the core sales rate of change improved from -11% in the third quarter, and increased 8% sequentially, as emerging markets, alternative energy and adjacent markets generated increased activity. Fourth quarter operating profit margin (excluding restructuring costs) was 13.5%, a 60 basis point sequential improvement; however, it was below the prior year due to the unfavorable mix of lower product sales in relation to service and rental revenue.

Electrical Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2010	2009	2010	2009
Sales	$62.7	$58.8	$233.7	$242.0
Operating Profit (Loss)	$6.5	$0.8	$19.9	$3.3
Adjusted Operating Profit(3)	$7.4	$3.6	$24.4	$15.0
Adjusted Operating Profit %(3)	11.9%	6.1%	10.4%	6.2%

(3) Excludes restructuring costs of $0.9 million and $4.5 million for the three and twelve months ended August 31, 2010, respectively. Excludes restructuring costs of $2.8 million and $6.9 million for the three and twelve months ended August 31, 2009, respectively. The twelve months ended August 31, 2009 also excludes $4.8 million of impairment charges.

Electrical segment fiscal 2010 fourth quarter sales were $63 million, 7% higher than the comparable prior year quarter due to continued improvement in the North American marine and industrial markets. Electric utility and commercial construction market activity appears to have stabilized, albeit at low levels. Fourth quarter operating profit margin (excluding restructuring costs) increased 580 basis points from the prior year reflecting higher volumes and restructuring driven cost savings.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended August 31,		Twelve Months Ended August 31,
	2010	2009	2010	2009
Sales	$100.8	$76.7	$391.1	$329.3
Operating Profit (Loss)	$9.5	$(2.7)	$31.7	$(28.4)
Adjusted Operating Profit(4)	$10.2	$0.3	$35.3	$6.5
Adjusted Operating Profit %(4)	10.2%	0.4%	9.0%	2.0%

(4) Excludes restructuring costs of $0.8 million and $3.6 million for the three and twelve months ended August 31, 2010 and $3.0 million and $8.3 million for the three and twelve months ended August 31, 2009. The twelve months ended August 31, 2009 also excludes $26.6 million of impairment charges.

Fourth quarter fiscal 2010 Engineered Solutions segment sales increased 31% from the prior year to $101 million. Excluding the impact of acquisitions (+2%) and the stronger U.S. dollar (-8%), year-over-year core sales growth was 37%. Fourth quarter sales benefited from continued strong demand from the automotive and European truck markets and significantly higher shipments to agriculture, construction equipment and North America truck customers. Fourth quarter operating margins (excluding restructuring costs) increased 980 basis points compared to the prior year due to restructuring driven cost reductions and substantially improved volumes.

Corporate

Corporate expenses for the fourth quarter of fiscal 2010, excluding restructuring charges of $0.3 million, were $7.7 million, an increase of approximately $2.7 million from last year. The increase is due to higher 401(k), salary and incentive compensation costs compared to last year’s recessionary levels.

Financial Position

Net debt at August 31, 2010 was $327 million (total debt of $367 million less $40 million of cash). The Company deployed approximately $17 million during the quarter to fund the Selantic acquisition and reduced net debt by approximately $32 million as a result of strong operating cash flow. This was driven by solid earnings and effective working capital management. Notably, net primary working capital (accounts receivable, inventory and accounts payable) contributed $18 million to cash flow from operating activities in the quarter, despite an 18% increase in core sales. At fiscal year-end, the Company’s leverage (Net Debt/EBITDA) was below pre-recession levels and the entire $400 million revolver was available for borrowing to fund growth initiatives.

Outlook

Arzbaecher continued, “As we begin fiscal 2011, we expect the overall global economy to continue to grow at a modest pace. However, we anticipate that some of our businesses will grow faster than the overall Company average due to cyclical rebounds, similar to what we experienced in the fourth quarter in our industrial and vehicle related markets. In addition, our 2011 outlook has been adjusted to reflect the planned divestiture of the European Electrical business.

Excluding future acquisitions, we expect fiscal 2011 EPS from continuing operations in the range of $1.30-1.45, 20-35% higher than comparable fiscal 2010 results. Sales growth and margin expansion will drive most of the improvement. Sales are expected to approximate $1.225-1.275 billion with core growth between 6-10% for the year. Core growth is expected to be stronger in the first half of fiscal 2011 than in the back half due to more difficult comparisons. Projected free cash flow for fiscal 2011 is $130-140 million which, if attained, would represent the 11th consecutive year of free cash flow conversion to net earnings in excess of 100%. In addition, acquisition activity has increased and we are optimistic about the incremental potential such transactions could have on fiscal 2011 results. We expect to start the first quarter of fiscal 2011 off strong with sales in the $315-325 million range and EPS of $0.29-0.34, which at the mid-point is a 50% improvement year-over-year.

Actuant’s diversification and execution rewarded shareholders in 2010, with robust demand and profit generation from many of our end markets and geographies, which more than offset the weakness in late cycle Energy markets. We are focused on our long-term organic and acquisition driven growth strategies. With our strong cash flow and borrowing capacity, we are well positioned financially to capitalize on these opportunities.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 29, 2010. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy related industries and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Butler, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$ 40,222	$ 11,385
Accounts receivable, net	185,693	155,520
Inventories, net	146,154	160,656
Deferred income taxes	30,701	20,855
Other current assets, including assets of
discontinued operations	57,380	15,246
Total current assets	460,150	363,662

Property, plant and equipment, net	108,382	129,118
Goodwill	704,889	711,522
Other intangible assets, net	336,978	350,249
Other long-term assets	11,304	13,880

Total assets	$ 1,621,703	$ 1,568,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	-	$ 4,964
Trade accounts payable	130,051	108,333
Accrued compensation and benefits	53,212	30,079
Income taxes payable	50,318	20,578
Other current liabilities, including liabilities of
discontinued operations	112,256	71,140
Total current liabilities	345,837	235,094

Long-term debt, less current maturities	367,380	400,135
Deferred income taxes	110,230	117,335
Pension and postretirement benefit accruals	28,072	37,662
Other long-term liabilities	30,463	30,835

Shareholders' equity
Capital stock	13,610	13,543
Additional paid-in capital	(175,157)	(188,644)
Accumulated other comprehensive loss	(67,105)	(24,599)
Stock held in trust	(1,934)	(1,766)
Deferred compensation liability	1,934	1,766
Retained earnings	968,373	947,070
Total shareholders' equity	739,721	747,370

Total liabilities and shareholders' equity	$ 1,621,703	$ 1,568,431

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009
Net sales	$ 310,362	$ 261,022	$ 1,160,508	$ 1,117,625
Cost of products sold	195,783	172,792	733,256	729,398
Gross profit	114,579	88,230	427,252	388,227
Selling, administrative and engineering expenses	68,853	59,557	267,866	250,004
Restructuring charges	2,188	8,074	15,597	19,530
Impairment charges	-	-	-	31,321
Amortization of intangible assets	5,946	5,358	22,017	19,644
Operating profit	37,592	15,241	121,772	67,728
Financing costs, net	7,744	10,684	31,859	41,849
Other (income) expense, net	349	198	711	(714)
Earnings from continuing operations before income
tax expense	29,499	4,359	89,202	26,593
Income tax expense	8,590	423	18,846	611
Earnings from continuing operations	20,909	3,936	70,356	25,982
Gain (loss) from discontinued operations, net of income taxes	(37,723)	12,580	(46,325)	(12,259)
Net earnings (loss)	$ (16,814)	$ 16,516	$ 24,031	$ 13,723
Earnings from continuing operations per share
Basic	$ 0.31	$ 0.06	$ 1.04	$ 0.45
Diluted	0.29	0.06	0.97	0.43
Earnings (loss) per share
Basic	$ (0.25)	$ 0.26	$ 0.36	$ 0.24
Diluted	(0.22)	0.24	0.35	0.24
Weighted average common shares outstanding
Basic	67,716	63,742	67,624	58,047
Diluted	74,369	71,554	74,209	66,064

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009

Operating Activities
Net earnings (loss)	$ (16,814)	$ 16,516	$ 24,031	$ 13,723
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	12,796	13,480	51,875	51,978
Stock-based compensation expense	2,355	2,208	8,399	8,609
Amortization of debt discount and debt issuance costs	1,005	2,870	3,969	4,531
Provision (benefit) for deferred income taxes	(3,558)	2,269	(2,876)	(17,847)
Impairment charges	36,139	-	36,139	58,274
Net gain on disposal of businesses	-	(15,831)	(334)	(15,831)
Other non-cash adjustments	(148)	1,176	(855)	1,585
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	14,048	2,875	(14,507)	71,215
Expiration of accounts receivable securitization program	-	-	(37,106)	-
Inventories	(4,065)	21,231	(7,964)	57,963
Prepaid expenses and other assets	1,445	252	3,817	1,075
Trade accounts payable	8,047	6,090	32,727	(61,932)
Income taxes payable	6,765	(1,987)	16,000	(9,180)
Accrued compensation and benefits	10,367	(1,189)	27,361	(25,836)
Other accrued liabilities	(16,870)	(926)	(19,590)	8,388
Net cash provided by operating activities	51,512	49,034	121,086	146,715

Investing Activities
Proceeds from sale of property, plant and equipment	163	1,255	1,236	1,862
Proceeds from sale of businesses	-	38,455	7,516	38,455
Capital expenditures	(6,753)	(6,436)	(19,966)	(21,454)
Business acquisitions, net of cash acquired	(16,618)	(3,500)	(45,866)	(239,422)
Net cash provided by (used in) investing activities	(23,208)	29,774	(57,080)	(220,559)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and
short-term borrowings	(14,495)	(79,542)	(14,313)	16,657
Principal repayments on term loans	-	(113,562)	-	(270,000)
Proceeds from issuance of term loan	-	-	-	115,000
Proceeds from equity offering, net of transaction costs		124,781		124,781
Open market repurchases of 2% Convertible Notes	-	(9,100)	(22,894)	(9,100)
Debt issuance costs	-	(3,825)	-	(9,158)
Stock option exercises, related tax benefits and other	1,623	550	3,315	4,024
Cash dividend	-	-	(2,702)	(2,251)
Net cash used in financing activities	(12,872)	(80,698)	(36,594)	(30,047)

Effect of exchange rate changes on cash	2,509	(17)	1,425	(7,273)
Net increase (decrease) in cash and cash equivalents	17,941	(1,907)	28,837	(111,164)
Cash and cash equivalents - beginning of period	22,281	13,292	11,385	122,549
Cash and cash equivalents - end of period	$ 40,222	$ 11,385	$ 40,222	$ 11,385

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2009						FISCAL 2010
	Q1	Q2	Q3	Q4	TOTAL		Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 90,524	$ 71,682	$ 62,843	$ 61,802	$ 286,851		$ 65,308	$ 69,235	$ 79,744	$ 85,696	$ 299,983
ENERGY SEGMENT	73,982	59,526	62,251	63,731	259,490		64,065	53,862	56,645	61,151	235,723
ELECTRICAL SEGMENT	67,383	59,629	56,218	58,758	241,988		54,065	54,927	61,967	62,743	233,702
ENGINEERED SOLUTIONS SEGMENT	103,385	72,872	76,308	76,731	329,296		89,202	89,414	111,712	100,772	391,100
TOTAL	$ 335,274	$ 263,709	$ 257,620	$ 261,022	$ 1,117,625		$ 272,640	$ 267,438	$ 310,068	$ 310,362	$ 1,160,508

% SALES GROWTH
INDUSTRIAL SEGMENT	4%	-18%	-38%	-37%	-23%		-28%	-3%	27%	39%	5%
ENERGY SEGMENT	49%	37%	7%	5%	22%		-13%	-10%	-9%	-4%	-9%
ELECTRICAL SEGMENT	-22%	-29%	-34%	-21%	-27%		-20%	-8%	10%	7%	-3%
ENGINEERED SOLUTIONS SEGMENT	-23%	-44%	-47%	-37%	-38%		-14%	23%	46%	31%	19%
TOTAL	-6%	-23%	-34%	-26%	-23%		-19%	1%	20%	19%	4%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$ 26,107	$ 15,972	$ 15,597	$ 13,692	$ 71,368		$ 13,854	$ 15,847	$ 20,703	$ 21,778	$ 72,182
ENERGY SEGMENT	15,647	5,895	11,772	11,801	45,115		11,502	5,615	7,326	8,283	32,726
ELECTRICAL SEGMENT	4,935	2,663	3,856	3,559	15,012		4,073	5,539	7,309	7,446	24,367
ENGINEERED SOLUTIONS SEGMENT	7,865	(2,735)	991	342	6,463		5,481	6,007	13,554	10,242	35,284
CORPORATE / GENERAL	(3,197)	(5,013)	(4,815)	(5,042)	(18,066)		(5,471)	(5,561)	(7,351)	(7,710)	(26,093)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$ 51,357	$ 16,782	$ 27,401	$ 24,352	$ 119,892		$ 29,439	$ 27,447	$ 41,541	$ 40,039	$ 138,466
RESTRUCTURING CHARGES	(674)	(2,564)	(8,494)	(9,111)	(20,843)		(2,831)	(9,968)	(1,448)	(2,447)	(16,694)
IMPAIRMENT CHARGES	(26,553)	-	(4,768)	-	(31,321)		-	-	-	-	-
TOTAL	$ 24,130	$ 14,218	$ 14,139	$ 15,241	$ 67,728		$ 26,608	$ 17,479	$ 40,093	$ 37,592	$ 121,772

OPERATING PROFIT %
INDUSTRIAL SEGMENT	28.8%	22.3%	24.8%	22.2%	24.9%		21.2%	22.9%	26.0%	25.4%	24.1%
ENERGY SEGMENT	21.1%	9.9%	18.9%	18.5%	17.4%		18.0%	10.4%	12.9%	13.5%	13.9%
ELECTRICAL SEGMENT	7.3%	4.5%	6.9%	6.1%	6.2%		7.5%	10.1%	11.8%	11.9%	10.4%
ENGINEERED SOLUTIONS SEGMENT	7.6%	-3.8%	1.3%	0.4%	2.0%		6.1%	6.7%	12.1%	10.2%	9.0%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	15.3%	6.4%	10.6%	9.3%	10.7%		10.8%	10.3%	13.4%	12.9%	11.9%

EBITDA
INDUSTRIAL SEGMENT	$ 27,139	$ 17,058	$ 18,208	$ 15,322	$ 77,727		$ 15,633	$ 16,639	$ 21,632	$ 24,268	$ 78,172
ENERGY SEGMENT	21,671	11,492	15,080	16,235	64,478		15,493	10,072	11,353	11,731	48,649
ELECTRICAL SEGMENT	6,438	4,113	5,494	5,186	21,231		5,675	6,988	8,632	8,876	30,171
ENGINEERED SOLUTIONS SEGMENT	12,417	1,274	3,879	4,953	22,524		8,981	10,168	17,373	14,379	50,901
CORPORATE / GENERAL	(3,110)	(4,058)	(4,237)	(4,196)	(15,601)		(4,771)	(4,339)	(6,542)	(7,252)	(22,904)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$ 64,555	$ 29,879	$ 38,424	$ 37,500	$ 170,358		$ 41,011	$ 39,528	$ 52,448	$ 52,002	$ 184,989
RESTRUCTURING CHARGES	(674)	(2,564)	(8,494)	(9,111)	(20,843)		(2,831)	(9,968)	(1,448)	(2,447)	(16,694)
IMPAIRMENT CHARGES	(26,553)	-	(4,768)	-	(31,321)		-	-	-	-	-
TOTAL	$ 37,328	$ 27,315	$ 25,162	$ 28,389	$ 118,194		$ 38,180	$ 29,560	$ 51,000	$ 49,555	$ 168,295
						`
EBITDA %
INDUSTRIAL SEGMENT	30.0%	23.8%	29.0%	24.8%	27.1%		23.9%	24.0%	27.1%	28.3%	26.1%
ENERGY SEGMENT	29.3%	19.3%	24.2%	25.5%	24.8%		24.2%	18.7%	20.0%	19.2%	20.6%
ELECTRICAL SEGMENT	9.6%	6.9%	9.8%	8.8%	8.8%		10.5%	12.7%	13.9%	14.1%	12.9%
ENGINEERED SOLUTIONS SEGMENT	12.0%	1.7%	5.1%	6.5%	6.8%		10.1%	11.4%	15.6%	14.3%	13.0%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	19.3%	11.3%	14.9%	14.4%	15.2%		15.0%	14.8%	16.9%	16.8%	15.9%

ACTUANT CORPORATION
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)	FISCAL 2009					FISCAL 2010
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATING PROFIT (LOSS), EXCLUDING RESTRUCTURING CHARGES
AND IMPAIRMENT CHARGES
INDUSTRIAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$ 26,007	$ 15,545	$ 14,633	$ 11,266	$ 67,451	$ 13,676	$ 10,937	$ 20,374	$ 21,357	$ 66,344
RESTRUCTURING CHARGES	100	427	964	2,426	3,917	178	4,910	329	421	5,838
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$ 26,107	$ 15,972	$ 15,597	$ 13,692	$ 71,368	$ 13,854	$ 15,847	$ 20,703	$ 21,778	$ 72,182

ENERGY SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$ 15,533	$ 5,976	$ 11,508	$ 11,075	$ 44,092	$ 11,359	$ 3,922	$ 7,203	$ 8,218	$ 30,702
RESTRUCTURING CHARGES	114	(81)	264	726	1,023	143	1,693	123	65	2,024
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$ 15,647	$ 5,895	$ 11,772	$ 11,801	$ 45,115	$ 11,502	$ 5,615	$ 7,326	$ 8,283	$ 32,726

ELECTRICAL SEGMENT
OPERATING PROFIT (LOSS) (GAAP MEASURE)	$ 4,900	$ 1,959	$ (4,293)	$ 762	$ 3,327	$ 2,186	$ 4,373	$ 6,775	$ 6,519	$ 19,853
RESTRUCTURING CHARGES	35	704	3,381	2,797	6,917	1,887	1,166	534	927	4,514
IMPAIRMENT CHARGE	-	-	4,768	-	4,768	-	-	-	-	-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$ 4,935	$ 2,663	$ 3,856	$ 3,559	$ 15,012	$ 4,073	$ 5,539	$ 7,309	$ 7,446	$ 24,367

ENGINEERED SOLUTIONS
OPERATING PROFIT (LOSS) (GAAP MEASURE)	$ (19,113)	$ (3,985)	$ (2,670)	$ (2,664)	$ (28,432)	$ 5,053	$ 3,995	$ 13,170	$ 9,463	$ 31,681
RESTRUCTURING CHARGES	425	1,250	3,661	3,006	8,342	428	2,012	384	779	3,603
IMPAIRMENT CHARGE	26,553	-	-	-	26,553	-	-	-	-	-
ADJUSTED OPERATING PROFIT (LOSS) (NON-GAAP MEASURE)	$ 7,865	$ (2,735)	$ 991	$ 342	$ 6,463	$ 5,481	$ 6,007	$ 13,554	$ 10,242	$ 35,284

CORPORATE
OPERATING LOSS (GAAP MEASURE)	$ (3,197)	$ (5,277)	$ (5,039)	$ (5,198)	$ (18,710)	$ (5,666)	$ (5,748)	$ (7,429)	$ (7,965)	$ (26,808)
RESTRUCTURING CHARGES	-	264	224	156	644	195	187	78	255	715
ADJUSTED OPERATING LOSS (NON-GAAP MEASURE)	$ (3,197)	$ (5,013)	$ (4,815)	$ (5,042)	$ (18,066)	$ (5,471)	$ (5,561)	$ (7,351)	$ (7,710)	$ (26,093)

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
IMPAIRMENT CHARGES, INCOME TAX ADJUSTMENTS, DEBT
EXTINGUISHMENT CHARGES AND DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 11,598	$ 3,244	$ (17,635)	$ 16,516	$ 13,723	$ 11,854	$ 7,157	$ 21,835	$ (16,814)	$ 24,031
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	481	1,553	4,920	6,055	13,009	1,804	6,863	1,069	1,938	11,674
IMPAIRMENT CHARGES, NET OF TAX BENEFIT	16,463	-	2,981	-	19,444	-	-	-	-	-
INCOME TAX ADJUSTMENTS	-	-	-	-	-	-	-	632	-	632
DEBT EXTINGUISHMENT CHARGES, NET OF TAX BENEFIT	(236)	-	-	1,303	1,067	-	-	-	-	-
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	30	1,864	22,945	(12,580)	12,259	1,406	738	1,853	37,723	41,720
TOTAL (NON-GAAP MEASURE)	$ 28,336	$ 6,661	$ 13,211	$ 11,294	$ 59,502	$ 15,064	$ 14,758	$ 25,389	$ 22,847	$ 78,057

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING RESTRUCTURING
CHARGES, IMPAIRMENT CHARGES, INCOME TAX ADJUSTMENTS, DEBT
EXTINGUISHMENT CHARGES AND DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 0.19	$ 0.06	$ (0.27)	$ 0.24	$ 0.24	$ 0.17	$ 0.10	$ 0.30	$ (0.22)	$ 0.35
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	0.01	0.02	0.08	0.09	0.20	0.02	0.10	0.01	0.02	0.16
IMPAIRMENT CHARGES, NET OF TAX BENEFIT	0.26	-	0.05	-	0.29	-	-	-	-	-
INCOME TAX ADJUSTMENTS	-	-	-	-	-	-	-	0.01	-	0.01
DEBT EXTINGUISHMENT CHARGES, NET OF TAX BENEFIT	(0.00)	-	-	0.02	0.02	-	-	-	-	-
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	-	0.03	0.36	(0.18)	0.19	0.02	0.01	0.03	0.51	0.56
TOTAL (NON-GAAP MEASURE)	$ 0.45	$ 0.11	$ 0.22	$ 0.17	$ 0.94	$ 0.21	$ 0.21	$ 0.35	$ 0.31	$ 1.08

EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 11,598	$ 3,244	$ (17,635)	$ 16,516	$ 13,723	$ 11,854	$ 7,157	$ 21,835	$ (16,814)	$ 24,031
FINANCING COSTS, NET	12,235	9,904	9,026	10,684	41,849	8,538	7,798	7,779	7,744	31,859
INCOME TAX EXPENSE	1,487	(15)	(1,284)	423	611	4,529	2,020	3,706	8,590	18,846
DEPRECIATION & AMORTIZATION	11,978	12,318	12,110	13,346	49,752	11,853	11,847	11,222	12,312	47,234
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	30	1,864	22,945	(12,580)	12,259	1,406	738	6,458	37,723	46,325
EBITDA (NON-GAAP MEASURE)	$ 37,328	$ 27,315	$ 25,162	$ 28,389	$ 118,194	$ 38,180	$ 29,560	$ 51,000	$ 49,555	$ 168,295
IMPAIRMENT CHARGES	26,553	-	4,768	-	31,321	-	-	-	-	-
RESTRUCTURING CHARGES	674	2,564	8,494	9,111	20,843	2,831	9,968	1,448	2,447	16,694
EBITDA (NON-GAAP MEASURE) - EXCLUDING DISCONTINUED
OPERATIONS, IMPAIRMENT AND RESTRUCTURING CHARGES	$ 64,555	$ 29,879	$ 38,424	$ 37,500	$ 170,358	$ 41,011	$ 39,528	$ 52,448	$ 52,002	$ 184,989

ACTUANT CORPORATION
FOOTNOTES FOR SUPPLEMENTAL UNAUDITED DATA AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	A summary of restructuring charges included in cost of products sold is as follows:
	FISCAL 2009					FISCAL 2010
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

Restructuring - cost of products sold	$ -	$ -	$ 276	$ 1,037	$ 1,313	$ 54	$ 692	$ 92	$ 259	$ 1,097

(2) Net earnings and diluted earnings per share excluding restructuring charges, impairment charges, income tax adjustments, debt extinguishment charges and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(3) EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation. The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer, Director, Investor Relations
262-373-7462